Exhibit 99.1

IMPLANT SCIENCES MAKES ASSET SALE TO ENHANCE ITS FOCUS ON SECURITY PRODUCTS

COMPANY STRENGTHENS BALANCE SHEET WITH GROSS CASH PROCEEDS OF APPROXIMATELY $12.7 MILLION

WAKEFIELD, MA…May 2, 2007…Implant Sciences Corporation (AMEX: IMX) today announced the execution of a definitive agreement and closing on the sale of Accurel Systems International (“Accurel”), a division of the Company’s semiconductor business unit. The Company sold substantially all of the assets of Accurel to Evans Analytical Group LLC (“Evans”). The Company received gross cash proceeds of approximately $12,705,000 and Evans will also assume estimated liabilities of approximately $3,017,000, including equipment related debt. Transaction costs are estimated to be approximately $929,000. In addition, the Company will issue a warrant to purchase 350,000 shares of the Company’s common stock to Legend Merchant Group, our investment banker, in accordance with the terms of our July 2006 engagement letter. The warrant may be exercised at a price equal to the closing price of the Company’s common stock on May 1, 2007.

In connection with this transaction, the Company repaid a $1,500,000 secured term note, plus accrued interest, issued to Laurus Master Fund, Ltd. on December 29, 2006. Transaction details will be disclosed in the Company’s Current Report on Form 8-K which will be filed on or before May 7, 2007.

Dr. Anthony J. Armini, Ph.D., Chairman and CEO of Implant Sciences, commented, “The sale of Accurel marks another step forward for the Company as we continue to implement our strategic plan, put in motion in July 2006. At that time, the Company announced Legend Merchant Group had been engaged as the Company’s investment bankers and strategic advisors. We are committed to continuing the streamlining of the Company’s operations and enhancing our focus on opportunities in our security business. The sale of Accurel provides us with the opportunity to concentrate our management, manpower and working capital on the goal of expanding our security sales and marketing reach and increasing our efforts to expand our security product line. As additional accomplishments in the execution of our strategic plan are achieved, timely updates will be provided to our shareholders and the investment community.”

Dr. Armini added, “We believe the value created in Accurel over the past two years and the cash resources now liberated as a result of the disposition provide us with a stronger balance sheet, the ability to better manage certain convertible debt obligations, and the resources necessary to expand our security business. I look forward to discussing the details of the Accurel transaction and our continuing strategic plan in our scheduled conference call.”

Company Conference Call

Management will host a conference call on Monday, May 7, 2007 at 11:00 AM Eastern Time to review the Accurel transaction and the Company’s continuing strategic plan, followed by a Q&A session. The call can be accessed by dialing: 866-314-5050 within the U.S. or 617-213-8051 outside the U.S. and entering the passcode: 47099483. Participants are asked to call the assigned number approximately 5 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following two business days by dialing: 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering passcode: 21790140.

About Implant Sciences

Implant Sciences, established since 1984, uses its patented ion beam technology to develop, manufacture and sell products through its primary business units: (i) trace explosives detection systems for homeland security, defense, and other security related applications and (ii) state of the art products and services for the medical and semiconductor industries. The Company has developed and begun shipments of handheld, portable trace explosive detection systems to a growing number of locations around the world and domestically. Building on its proprietary core technological capabilities, it currently is working on the development of several next generation trace explosives detection systems. The Company believes its strong background and experience in ion beam technology will address many important current and future security needs in aviation, cargo, transportation, and other related elements of the government and commercial infrastructure. In addition to its core security market focus, the Company has a line of medical product coatings business activities at its main facility in Wakefield Massachusetts and operates state of the art ion implanters at both the Wakefield location and at a modern facility in Sunnyvale, California providing implantation services to the semiconductor industry. For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Implant Sciences believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties. Such statements are based on management's current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements. For further information you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the period ended June 30, 2006 and Quarterly Reports on Form 10Q for the periods ended September 30, 2006 and December 31, 2006. The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Investor Relations
(508) 523-3141 or
(781) 246-0700
www.implantsciences.com

Catalyst Financial Resources
Thomas T. O’Brien, 503-757-4903
Thomas@catalystresearch.com